Exhibit 10.10

AMENDED AND RESTATED RESELLER AGREEMENT

THIS AMENDED AND RESTATED RESELLER AGREEMENT (this “Agreement”) is effective as of 23 November 2004 (“Effective Date”) by and between StreamServe, Inc., (“StreamServe”) a Delaware corporation based in the USA, having an address at One Van De Graaf Drive, Suite 200, Burlington, MA USA 01803 and Intentia International AB (publ)  (“Reseller”), having an address at Vendevägen 89, Box 596, 18215 Danderyd, Sweden.

This Agreement replaces any reseller or similar agreement previously entered into by StreamServe and Reseller.

Section 1 - INTRODUCTION

1.1                                             StreamServe is the owner of certain U.S. and foreign copyrights and other proprietary rights in certain computer programs and related documentation that are the subject of this Agreement; and

1.2                                             StreamServe has agreed to grant, and Reseller has agreed to accept, a license to market and distribute copies of the Software (as defined herein) for use only in conjunction with Reseller’s MOVEX software and to perform certain services in connection with the Software to users of Reseller’s MOVEX software.

1.3                                             The parties hereto have agreed to amend and restate an earlier Reseller Agreement dated 1 July 2003 and to terminate by consent said earlier agreement upon the entering into of this Amended and Restated Reseller Agreement.

Section 2 - DEFINITIONS

For the purposes of this Agreement, the definitions set forth in this Section 2 shall apply to the respective capitalized terms:

2.1                                             “Affiliates” means entities that control, are controlled by, or are under common control with a party to this Agreement; and “Reseller” and “StreamServe” shall, where the context requires, include their Affiliates.

2.2                                             “Base Package for Movex” means the StreamServe software (basic print, fax, email, PDF and StreamOut functionality) as further described in Exhibit A, Section 2, including all related Documentation and Updates thereto.

2.3                                             “Business Plan” means the plan described in Section 4.5.

2.4                                             “Development Software” means the development version of the Software identified in Exhibit A.

2.5                                             “Documentation” means the user manuals and all documentation normally included in the delivery of the Software.

2.6                                 “Minimum License” means the written software license setting out the terms upon which a Reseller Customer is granted the right to use the Software in conjunction with Reseller’s Movex software as further described in Section 5.4.

2.7                                 “Optional Modules and Packaged Solutions” (or “OMPS”) means software that StreamServe makes generally available to its customers, a current list of which is set out at Exhibit A, Section 3, including all related Documentation and Updates thereto.

2.8                                 “Participation Agreement” or “PA” means an agreement signed by one or more Affiliates which incorporates by reference all of the terms and conditions of this Agreement.

2.9                                 “Per Named User” refers to a licensable quantity where the Software is licensed to a Reseller Customer whose use is restricted to a specified number of Named Users.  Named User means the named or specified (by password or other user identification) individuals who are employees of Reseller Customer or of third parties and who are formally assigned by Reseller Customer to use the Reseller’s MOVEX Business Engine JAVA or RPG applications within the scope of their employment or engagement.

2.10                          “Reseller Customer” means a party that has or will become a licensed user of Reseller’s MOVEX software and that has entered into a Minimum License.

2.11                          “Software” means the StreamServe software component, module or package (as the context shall require), as listed in Exhibit A, and related Documentation, but excluding the Development Software.  All Updates purchased or developed by or for StreamServe which are provided by StreamServe to Reseller and Reseller Customer pursuant to this Agreement shall be part of the “Software” for all purposes under this Agreement.

2.12        “Support” means the technical support and maintenance services as set forth in Exhibit D.

2.13                          “Updates” means (a) subsequent releases of the Software that StreamServe makes generally available to its customers who are current on their maintenance and support fees, and that add enhancements, and/or improved performance; (b) bug or error fixes, patches, workarounds, and maintenance releases; (c) new point releases; and (d) new major version releases, regardless of the version name or number; provided however that Updates shall not include new or separate products which StreamServe offers only for an additional fee to its customers generally, including those customers purchasing its standard maintenance and support services.

Section 3 - STREAMSERVE OBLIGATIONS

3.1                                 Delivery of Software.  Upon acceptance of a valid order as set forth in Section 6.1, StreamServe shall ship a copy of the Software specified in the order to Reseller Customer promptly, together with such access keys as are necessary to ensure its operation.  All Software deliveries to Reseller Customers (i) outside the USA are made ex works StreamServe’s Gothenburg facility, (ii) within the USA are made ex works StreamServe’s Boston facility, and shall be deemed accepted on shipment.  StreamServe shall also deliver a master version of the Documentation in the English language.

3.2                                 Support and Maintenance.  StreamServe shall provide Reseller with technical support and maintenance services as specified on Exhibit D attached hereto.

3.3                                 Performance of Services to Reseller Customers.  Where StreamServe agrees to perform the services described in section 4.2 c. below such performance shall be on terms and conditions substantially similar to those set out in Exhibit F.

3.4                                 Software Escrow.  StreamServe has placed the Software (including source code therein), and including Updates and Documentation thereto, in a source code account with DSI Technology Escrow Services, Inc. pursuant to a Master Preferred Escrow Agreement.  Reseller acknowledges and accepts that it is enrolled as a beneficiary to such escrow account.

3.5                                 Training. Upon Reseller’s written request, StreamServe is obliged to run no less than three (3) training courses per year at its StreamServe University in Sweden (maximum class size 20), at no charge to the Reseller, for I-Support and IRD staff.  Travel and accommodation for attendees will be at Reseller’s expense.

Section 4 - RESELLER OBLIGATIONS

4.1                                 Marketing, Distribution, and Support of Software.  Reseller shall use its commercially reasonable efforts to promote, recommend, market and distribute the Software to Reseller Customers.  Reseller and StreamServe shall provide Support in accordance with the obligations as set forth on Exhibit D. When selling a license to the Software to a Reseller Customer, Reseller must ensure that its sale agreement contains terms which make enforceable with regard to Reseller Customer (i) the Minimum License as set out in Section 5.4; (ii) a restriction to use the Software only in conjunction with Reseller’s Movex software; and (iii) a restriction on the number of Named Users of the Software.  Under no circumstances shall Reseller sell a license to the Software that is without limits.  At the time of the initial sale of a Software license to Reseller Customers, Reseller shall be entitled to enter into support agreements with Reseller Customers as regards Support of Software on the terms and conditions as set out in the Reseller’s support agreement, Exhibit J.   Reseller reserves the right to add to, subtract from or otherwise modify the terms and conditions in the Support agreement by giving StreamServe ninety (90) days prior written notice of such changes.  StreamServe reserves the right to object to any changes proposed by Reseller to its Support agreement in which case Software shall not be distributed hereunder to any Subdistributor or Reseller Customer until any such objections have been resolved to the satisfaction of both parties.

4.2          Responsibilities.  Reseller hereby assumes all responsibility for the following:

a.                                         Ensuring that all licenses of Software that Reseller grants to Reseller Customers shall be under the terms of a Minimum License (or equivalent as provided by Section 5.4).;

b.             [not used];

c.                                         Subject to Section 4.3 below, providing services in connection with the installing and configuring of the Base Package for Movex, so that it is compatible in Reseller Customer’s environment, building all necessary interfaces between the Base Package for Movex and any other software or hardware used by Reseller Customer, testing the Base Package for Movex after installation to determine that it is operating properly and that the Reseller Customer’s integrated system of which the Base Package for Movex is a part is operating properly. Reseller will provide these services on its own terms and conditions;

d.                                         Certifying without charge any interfaces between the Base Package for Movex and Reseller’s MOVEX software according to the terms set forth in Exhibit H; and

e.                                         Monitoring and reporting to StreamServe the Reseller Customer’s usage of the Software to ensure compliance with the scope of, and restrictions upon, any and all licenses granted.

4.3                                 Preferred Provider of Services.  Reseller shall appoint StreamServe its preferred provider of the services in section 4.2 c. above and shall use its best efforts to recommend and promote StreamServe’s professional services organisation to Reseller Customers in preference to its own or any similar competitive offering.  In those cases where Reseller performs the foregoing services Reseller shall not use independent contractors, redistributors or dealers to perform such services provided that Reseller may engage individuals on an independent contractor basis to work within its organization (i) who sign a confidentiality agreement that accords Reseller and StreamServe substantially the same protection as Section 9 of this Agreement accords StreamServe and expressly names StreamServe as a third party beneficiary of such agreement and (ii) who are StreamServe-certified.  StreamServe shall provide Reseller with an approved form of confidentiality agreement upon its written request.

4.4                                 Import Permits.  Reseller shall be responsible for obtaining, at its own expense, if applicable, necessary export and import permits and certificates.

4.5                                 Business Plan.  Within sixty (60) days of the Effective Date, Reseller agrees to provide StreamServe with a Business Plan which shall be attached hereto as Exhibit G.  Such Business Plan will comprise: (i) a forecast of sales of Software by quarter; (ii) a market attack plan for the coming year covering the following activities: telemarketing, participation at Movex User Group, DR-marketing and holding of seminars, and StreamServe’s participation in each assuming a division of 65% StreamServe: 35% Reseller resources and (iii) a forecast of Software-related professional services activity by quarter.  Thereafter Reseller shall update said Business Plan on an annual basis.  Failure to agree such a Business Plan may result in termination of this Agreement.

4.6                                 Interim Marketing Plan.  No later than 15 days after signature of this Agreement the parties shall have discussed, agreed and documented a market attack plan for the following 3 months.

Section 5 - APPOINTMENT OF RESELLER AND GRANT OF LICENSES

5.1                                 Appointment.  StreamServe hereby appoints Reseller and Reseller hereby accepts its appointment, as a reseller of the Software during the Term specified in Section 12.1, subject to the terms and conditions of this Agreement.

5.2                                 License Grants to Reseller.  Subject to the terms and conditions contained herein, StreamServe hereby grants to Reseller (a) a non-exclusive, worldwide, non-transferable right and license to market and distribute copies of the Base Package for Movex and OMPS, (including without limitation Updates in connection with Reseller’s Support obligations) in object code form only, solely to Reseller Customers for use in accordance with the terms of a Minimum License; and (b) a non-exclusive, worldwide, royalty-free, non-transferable right and license to internally use one copy of the Development Software and related documentation to create and maintain the interfaces between the Software and its MOVEX product provided that only one developer uses the Development Software at a time.

5.3                                 Distribution to Subdistributors.  Reseller may distribute the Software through subdistributors, resellers and other third party distributors (“Subdistributors”) and sublicence the rights at Section 5.2 a. and b. granted above to Subdistributors so long as (i) Reseller notifies StreamServe in writing of the identity of each Subdistributor and (ii) such distributions are made pursuant to written agreements (each a “Subdistributor agreement”), which agreement shall contain terms at least as protective of StreamServe’s interests as those contained in Sections 5.4, 5.5, 5.6, 5.7, 9, 10, 11 12.2 and 13.2 herein.  Any and all copies of the Software distributed by Subdistributors remain the property of StreamServe.  Each copy of the Software subdistributed to Reseller Customers shall be sublicensed pursuant to written terms in accordance with Section 5.4 below.  Reseller shall notify StreamServe of a Subdistributor’s breach of its sublicence and shall use commercially reasonable terms to terminate a Subdistributor’s sublicense to the Software in such situations.  For the avoidance of doubt Subdistributors are not permitted to provide services or Support that relates to the Software without StreamServe’s prior written agreement.

5.4                                 Minimum License.  Subject to the terms of this Agreement, Reseller will sell licenses to the Software under contractual terms and conditions freely determined by Reseller, PROVIDED that the license terms accepted by a Reseller Customer are no less protective of StreamServe’s rights than the terms and conditions set forth in Exhibit E (the “Minimum License”).  Reseller is not entitled to grant Reseller Customers any rights or remedies larger, different or otherwise more extended than the rights and remedies provided for in the Minimum License.  Any such grant of rights or remedies larger, different or more extended shall be a material breach of this Agreement, and Reseller will defend and hold StreamServe harmless against any and all damages suffered by StreamServe as a consequence of failure by Reseller to make enforceable with regard to Reseller Customers terms at least as protective of StreamServe’s rights as the terms and conditions set out in Exhibit E.    Reseller may also, at its option, in certain situations, provide the Software under its own end user license agreement (“Reseller Customer Agreement”) provided that such agreement contains terms which are no less protective of StreamServe’s rights as provided for by Exhibit E.  Each Reseller Customer Agreement or Minimum License (as the case may be) granted hereunder shall be in writing, and signed by the Reseller Customer.  Reseller is not a party to StreamServe’s end user license and does not assume any obligations for violations of it.  StreamServe is not a party to the Reseller Customer Agreement and does not assume any obligations for violations of it.

StreamServe reserves the right to add to, subtract from or otherwise modify the terms and conditions of the Minimum License by giving Reseller ninety (90) days prior written notice of such changes.  Agreements entered into with Reseller Customers prior to the effective date of the new changes do not have to be amended to include them, except that if Reseller has the right to terminate to defeat an extension or automatic renewal, the changes must become part of any extension or renewal.  Reseller reserves the right to object to any changes proposed by StreamServe to the Minimum License in which case Software shall not be distributed hereunder to any Subdistributor or Reseller Customer until any such objections have been resolved to the satisfaction of both parties.

5.5                                 Referrals to Non-Reseller Customers.  The parties acknowledge that there may be certain circumstances where Reseller introduces StreamServe to a non-Reseller Customer in which case the parties agree to observe the rights and obligations set forth in Exhibit C.

5.6          Restrictions.

a.                                         Copies. Reseller shall not have the right to reproduce copies of the Software or Development Software at any time for any reason, without the prior, written consent of StreamServe.

b.                                         No Reverse Engineering; No Unauthorized Use. Reseller shall not (i) reverse engineer, decompile, disassemble, re-engineer or otherwise create or attempt to create or permit, allow, or assist others to create the source code of the Software or Development Software, or its structural framework; or (ii) use the Software or Development Software in whole or in part for any purpose except as expressly provided under this Agreement.

c.                                         Third Parties.  Reseller agrees that it is fully responsible for the actions of each of its employees and independent contractors permitted under Section 4.3 with respect to the proper use and protection of the Software, whether or not such individual is or was acting within the scope of his or her employment or authority.  The rights granted to Reseller herein expressly exclude Reseller’s right to subdistribute or sublicense the rights granted herein to other resellers or third parties.

d.                                         Modifications of Software.  Reseller shall not modify, enhance, create derivative works or otherwise change the Software without the express prior written consent of StreamServe.

5.7          Ownership.

a.                                         All proprietary rights, title and ownership rights to the Development Software and Software, including any modifications, enhancements and derivative works, whether developed by StreamServe, Reseller or any third party, shall at all times remain vested in StreamServe and its licensors, except as otherwise provided herein.  At no time shall Reseller acquire or retain any title or ownership rights in and to, or appropriate for its own use, the Development Software and Software except as specifically granted to Reseller pursuant to this Agreement.

b.                                         Reseller agrees to assign, and hereby assigns to StreamServe, its successors, and assigns, ownership of all intellectual property associated with any modifications, enhancements, and derivative works created by or on behalf of Reseller, if Reseller should fail to comply with the provisions of Section 5.6(d).

c.                                         From time to time upon StreamServe’s request, Reseller shall confirm such assignment by execution and delivery of such assignments, confirmations of assignment, or other written instruments as StreamServe may request.

5.8                                 Co-operation and reviews.  Authorised representatives of each party shall meet from time to time to discuss, review and plan each party’s activities and performance under this Agreement and such meetings shall follow as closely as reasonably possible the methodology more fully described in Exhibit I.

Section 6 - SOFTWARE ORDERING PROCEDURE

6.1                                 Submission of Orders.  Reseller (including its Subdistributors) shall submit to StreamServe an order for each copy of the Software to be distributed to a Reseller Customer.  The submission of an order constitutes a representation by Reseller that the specified Reseller Customer has executed a Minimum License or its equivalent as provided for by Section 5.4.  Reseller will provide StreamServe with a copy of the Minimum License or its equivalent promptly in each case.  Each such order shall, as a minimum, contain the following information: name and address of Reseller Customer, delivery date and address for the Software, number of Named Users of the Software, license fee for the Software and type and fee for Support of Software and shall be delivered prior to or at the time Reseller Customer intends to commence using the Software.

6.2                                 Acceptance of Orders.  Provided Reseller has complied with all of its obligations hereunder, StreamServe shall not unreasonably reject any orders.  StreamServe shall promptly notify Reseller of its rejection of any order submitted to StreamServe.

Section 7 - FEES AND PAYMENT TERMS

7.1                                 Fee Schedule.  In consideration of the rights and licenses granted pursuant to this Agreement and the services to be provided to Reseller under this Agreement, Reseller agrees to pay StreamServe the fees set forth in Exhibit B for each copy of the Software sold to a Reseller Customer under a Minimum License (or its equivalent as provided for by Section 5.4) and for the Support to be provided by StreamServe.  The fees shall be paid net thirty (30) days following StreamServe’s invoice to Reseller.  Reseller is free to determine unilaterally its own fees to charge to Reseller Customers.  All license and service fees set forth in this Agreement and the Exhibits attached hereto are specified in Euros (€) (unless otherwise stated).

7.2                                 Interest.  Past due balances on the amounts due to StreamServe pursuant to this Agreement shall be subject to an interest charge of one and one-half percent (1.5%) per month computed from the due date of each payment, or the maximum rate not prohibited by law.

7.3                                 Taxes.  The payment obligations set forth in this Agreement are exclusive of all sales, use, value-added, privilege, excise or similar taxes or duties levied upon Reseller, StreamServe, the Software, or any other charge or assessments established by any government agency, now in force or enacted in the future and that arise out of the transactions contemplated by the Agreement, all of which shall be paid when due by Reseller, except for any income tax imposed on StreamServe by any federal, state or local governmental entity in the United States which shall be paid by StreamServe.  All amounts payable under Exhibit B shall represent the actual proceeds to be received by StreamServe after taking into account all of the foregoing third party payment obligations.  StreamServe may invoice Reseller for any taxes payable by Reseller and remit payments made on any such invoice directly to the appropriate taxing authorities. Reseller shall pay such invoices within thirty (30) days or by any earlier date designated in such invoice that is ten (10) days prior to a payment deadline for such taxes in that jurisdiction.  Reseller is responsible for obtaining and providing to StreamServe any certificate of exemption or similar document required to exempt any license from sales, use or similar tax liability.

7.4                                 Records; Audit.  Reseller shall provide StreamServe with a written or electronic report, in a mutually agreed upon format, within forty-five (45) days after the end of each fiscal quarter of Reseller of (i) all sales, licenses or transfers of the Software; and (ii) all sales of Support by Reseller during such preceding fiscal quarter, together with Software usage information for each Reseller Customer during the previous quarter.  Reseller shall maintain records during the term of this Agreement and for a period of three (3) years thereafter that would permit StreamServe to verify the sale, license and transfer of the Software, any Support obligations thereon, Reseller Customer Software usage information and the amount of license fees and any other fees due under this Agreement.  Upon StreamServe’s request, at mutually agreeable times, but in no event later than fifteen (15) days following StreamServe’s request, StreamServe or an agent or accounting firm chosen by StreamServe shall be provided reasonable access during normal business hours to the records of Reseller for purposes of audit of fees, if any, due and may make copies of such records.  StreamServe shall be provided a reasonable opportunity to interview Reseller’s Customers and any employees who have engaged in the development, marketing or other assistance related to the Software in order to corroborate the information contained in such records.  If any such audit reveals an underpayment of more than 5% with respect to amounts due in any fiscal quarter of Reseller, Reseller shall pay the reasonable costs of StreamServe’s audit, not to exceed two times the actual value of the underpayment.

Section 8 - OBLIGATION FOR EXPENSES

Each party shall have no obligation or requirement whatsoever to reimburse the other party for any expenses or costs incurred by the other party in the performance of, or otherwise by reason of, this Agreement unless agreed in writing. Each party’s incursion of costs or expenses under this Agreement is at its sole risk and upon its independent business judgment that such costs and expenses are appropriate.

Section 9 - CONFIDENTIALITY

In the performance of this Agreement or in contemplation thereof, the parties and their respective employees and agents may have access to private or confidential information and data controlled or owned by the other party including, but not limited to, the Software and the terms of this Agreement.  Each party shall keep, and have its employees or agents keep, any and all such information and data confidential, and, except as set forth in this Agreement, shall not copy or publish or disclose it to others, or authorize its employees, agents or anyone else to copy, publish, or disclose it to others, without the prior written approval of the other party.  The parties shall use such information only as provided for in this Agreement and shall return such information and data to the disclosing party at its request. Nothing contained in this Section shall restrict either party with respect to confidential or proprietary information which it can demonstrate has become publicly available to it through no fault of such party, was lawfully received from a third party who rightfully acquired it and did not obtain it in violation of any obligations of confidentiality, or was required to be disclosed by a court or other governmental authority and reasonable notice was given to the other party.

Section 10 – PERFORMANCE WARRANTY; DISCLAIMER OF OTHER WARRANTIES; LIMITATION OF LIABILITY

10.1                          Performance Warranty.  For a period of thirty (90) days following the date of installation of  Software at a Reseller Customer site, StreamServe warrants to Reseller that the Software shall perform in accordance with the Documentation.  If the Software does not function as warranted during the warranty period, and StreamServe is unable to resolve the problem in accordance with Exhibit D, Reseller may return the Software to StreamServe and receive a refund of the fees that Reseller has paid for the Software license. This is the full and exclusive extent of Reseller’s remedy and StreamServe’s liability under this limited software performance warranty.  Any misuse or unauthorized modification of the Software will void this limited warranty.

10.2                          Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION, STREAMSERVE MAKES NO WARRANTY TO RESELLER REGARDING THE SOFTWARE.  RESELLER CONFIRMS THAT IT HAS EVALUATED THE SOFTWARE AND DETERMINED THAT IT IS ACCEPTABLE AND SUITABLE FOR RESALE TO ITS RESELLER CUSTOMERS.  RESELLER ACKNOWLEDGES THAT STREAMSERVE MAKES NO WARRANTY, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER WHATSOEVER, AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED AND

EXCLUDED.  STREAMSERVE MAKES NO REPRESENTATION OR WARRANTY THAT THE SOFTWARE WILL OPERATE WITH OTHER PRODUCTS AND STREAMSERVE SHALL NOT IN ANY EVENT BE RESPONSIBLE FOR LOSSES OF ANY KIND RESULTING FROM THE DISTRIBUTION OR USE OF THE SOFTWARE, INCLUDING, WITHOUT LIMITATION, ANY LIABILITY FOR BUSINESS EXPENSE, MACHINE DOWNTIME, OR DAMAGES CAUSED TO RESELLER, RESELLER’S CUSTOMERS OR OTHER THIRD PARTIES BY ANY DEFICIENCY, DEFECT, ERROR, OR MALFUNCTION.

10.3                          Limitation of Liability.  STREAMSERVE’S LIABILITY TO RESELLER AND RESELLER’S OFFICERS AND EMPLOYEES FOR ANY CLAIM ARISING UNDER THIS AGREEMENT OR OTHERWISE ARISING FROM THE TRANSACTIONS CONTEMPLATED HEREIN REGARDLESS OF THE FORM OF ACTION (INCLUDING, BUT NOT LIMITED TO, ACTIONS FOR BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, RESCISSION AND BREACH OF WARRANTY) SHALL NOT EXCEED FIVE HUNDRED THOUSAND EUROS (€500,000).  IN NO EVENT SHALL STREAMSERVE BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR OTHER MONETARY LOSS, LOSS OR INTERRUPTION OF DATA OR COMPUTER TIME, ALTERATION OR ERRONEOUS TRANSMISSION OF DATA, PROGRAM ERRORS, EVEN IF STREAMSERVE IS ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

Section 11 - LIMITATION OF REPRESENTATIONS AND USE OF NAME

11.1                          Limitation on Representations.  Reseller shall make no representations, warranties or assertions concerning StreamServe or the Software which deviate in substance from those set forth in informational materials provided by StreamServe to Reseller without StreamServe’s prior written consent.  Reseller shall indemnify and hold StreamServe harmless against any and all liabilities, losses, damages and claims and pay all expenses, including reasonable attorney’s fees, arising out of or relating to any representation, promise, guarantee or warranty made or implied by Reseller to the extent it exceeds or differs from those expressly set forth in materials provided to Reseller by StreamServe or those authorized in writing by StreamServe.  Upon request, each party shall provide the other party with copies of its advertising, promotional literature or any other material, whether in written, electronic or other form, distributed to any third party.

11.2                          Use of Name.  Reseller shall identify StreamServe as the supplier of the Software in its advertising, promotional and sales materials and shall cease referring to the Base Package for Movex (or any prior version) as “Movex Output Management” or “MOM”.  Such materials may not contain any statement which could be interpreted as a direct or indirect endorsement of Reseller’s products or services by StreamServe or any of its affiliates or any endorsement of its products or services.

11.3                          Trademarks and Trade Names.  Each party shall conduct its business solely under its own name. Each party agrees to refrain from using the other party’s trade name or trademarks as part of its name or mark or in any other manner that would cause a reasonable person to infer that it has an affiliation with the other party other than the rights given under this Agreement. Neither party shall reproduce, reference, distribute, or use any trade name or trademark of the other party, without the prior written approval of the other party, except in connection with materials which comply with the requirements of Section 11.1.  Reseller shall not apply to register any trade names, logo, trademark or other identifying work or image pertaining to the Software or to StreamServe or any word or image similar thereto and agrees to take all actions to transfer to StreamServe any such application or registration upon the request of StreamServe. Reseller agrees not to oppose or seek to cancel in any court or administrative agency any registration or application of StreamServe.

Section 12 - TERM; TERMINATION; EFFECT OF TERMINATION

12.1        Term.

Subject to the provisions of Section 12.2 below, the initial term (“Term”) of this Agreement shall be one (1) year.  This Agreement shall automatically be renewed and extended for successive one (1) year periods, unless either party has provided the other party with written notice of its intention not to renew the Agreement at least ninety (90) days prior to the expiration date of the initial term or, if the initial term has automatically renewed, any applicable renewal term.  A notice not to renew does not require cause or any other justification.

12.2        Termination with Cause.  This Agreement may be terminated as follows:

a.                                         Either party may, at its option, terminate this Agreement if (i) the other party materially breaches a material provision of this Agreement, (ii) such party gives the other party written notice of such material breach (the “default notice”) stating such party’s intention to terminate this Agreement, (iii) the other party fails to correct such breach within thirty (30) days following its receipt of the default notice, and (iv) such party gives the other party written notice of termination of this Agreement, which termination will be effective upon its receipt.

b.                                         StreamServe may, at its option, terminate this Agreement by written notice to Reseller in the event a) that an outside company acquires a majority stake in the Reseller, or b) that Reseller fails to pay the fees due pursuant to this Agreement within ten (10) days after written notice of the default is given to Reseller.  In the event of such termination caused by change in ownership or by nonpayment, all rights of Reseller, excluding all Reseller Customer Support responsibilities, that otherwise would survive expiration or termination shall immediately terminate, and StreamServe shall be entitled to pursue all available remedies under contract, copyright, tort, and other applicable law.

12.3                          Effect of Termination or Expiration.  Upon termination of this Agreement, all license rights granted hereunder (including all sublicenses) shall immediately terminate, except as expressly specified otherwise.  All (sub)licenses to Reseller Customers validly granted prior to termination shall survive.  Further, unless this Agreement is being terminated due to Reseller’s breach, Reseller and its Subdistributors shall distribute Software pursuant to any valid orders received by StreamServe but not then invoiced.  Within thirty (30) days following termination Reseller shall return or destroy all Development Software and Software copies and any other StreamServe confidential information in Reseller’s possession or control, and StreamServe shall return or destroy all Reseller’s confidential information then in its possession or control.  At that time, StreamServe shall have the right but not the obligation, to enter into an agreement with Reseller Customers regarding renewal of support and maintenance services for the Software.  Reseller shall also continue to certify any interfaces between the Software and Reseller’s MOVEX software according to the terms set forth in Exhibit H for a period of two (2) years.  In addition all amounts outstanding from Reseller shall become immediately due and payable.

Section 13 - MISCELLANEOUS

13.1                          Assignment.  Reseller shall not assign this Agreement, by operation of law or otherwise, without the prior written consent of StreamServe, whether in the context of a sale of assets, merger or similar transaction.  Similarly, StreamServe may terminate this Agreement in the event of a sale of stock by Reseller that results in a change of control of Reseller (meaning, the ability to elect the Board of Directors or similar management group).

13.2                          Compliance with Laws.  At their own expense, each party shall comply with all applicable laws regarding their activities related to this Agreement.  Without limiting the foregoing, Reseller shall not export or re-export the Software or any associated information to any country for which a US or other OECD government agency requires an export license or other governmental approval without first obtaining such license or approval.  As at the date of this Agreement, the countries to which such restrictions apply are shown in Exhibit K which is provided by StreamServe for information purposes only and Reseller remains obligated to satisfy itself at all times that it is in compliance with this Section 13.2.

13.3                    Relationship of Parties.  The relationship of the parties shall be that of independent contractors. Nothing herein shall be create or be deemed to create a relationship of agency, partnership, joint venture, employment or franchise between the parties in any way. Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, or to represent the other party as agent, employee, or in any other capacity, except as specifically provided herein.

13.4                    Notices.  All notices or other communications which are required or permitted to be given hereunder shall be in writing and shall be sent to the address of the recipient set forth below or such other address as the recipient may designate by notice given in with the provisions of this Section with copies to:

In the case of StreamServe:

StreamServe

One Van de Graaf Drive

Suite 200, Burlington, MA 01803 USA

Telephone: +1 781 863 1510

Fax: +1 781 229 6622

Attention: General Counsel

In the case of Reseller:

As per page 1

Attention: Legal Counsel

Any such notice shall be delivered by (a) first class registered or certified mail, postage prepaid, and shall deemed to have been served forty-eight (48) hours after posting; (b)  by legible telefax with a hard copy to follow immediately via airmail or express courier service, and shall be deemed to have been served upon the usual telefax electronic acknowledgment of receipt by the recipient’s telefax machine; or (c) by overnight delivery service, service fee prepaid, for delivery on the next business day and shall be deemed to have been served on the next business day in the jurisdiction of the recipient.  Notwithstanding the foregoing, a confirmed email communication shall constitute notice in all cases except for notices regarding breach, termination or non-renewal.

13.5                          Governing Laws.  It is the express intent and agreement of the parties that the United Nations Convention for the International Sale of Goods shall not apply to this Agreement. This Agreement shall be governed by and construed in accordance with the laws of Sweden, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.  The parties should make reasonable efforts to settle any disputes amicably between themselves. In case no amicable resolution can be achieved, all disputes arising out of or in connection with the present contract shall be finally settled by arbitration in accordance with the Rules for Expedited Arbitrations of the Stockholm Chamber of Commerce. The place of arbitration shall be Stockholm. The language of arbitration shall be English.

13.6                          No Waiver.  Neither party shall by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall not be construed or constitute a continuing waiver of such breach or of other breaches of the same or other provisions of this Agreement.

13.7                          Obligations of Affiliates.  Affiliates will acknowledge acceptance of the terms of this Agreement through the signing of a PA before conducting any transaction under this Agreement.

13.8                          Scope of Agreement; Amendment.  The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms.  The parties intend that this Agreement be executed as a sealed instrument.  The parties further agree that this Agreement, including all Exhibits and attachments thereto, is the complete and exclusive statement of agreement and supersedes all proposals (oral or written), understandings, representations, conditions, warranties, covenants, and other communications between the parties relating hereto.  In the event of any conflict between the main body of the Agreement and an Exhibit, the terms of the Exhibit shall prevail.   This Agreement may be amended only by a subsequent writing that specifically refers to this Agreement and is signed by both parties, and no other act, document, usage, or custom shall be deemed to amend this Agreement.

13.9                          Survival.  The parties agree that where the context of any provision indicates an intent that it shall survive the Term or termination of this Agreement, then it shall survive the same.  This includes, but is not limited to, the provisions of Sections 2, 5.6, 5.7, 7, 8, 9, 10, 11, 12 and 13.

13.10                   Severability.  If any provision of this Agreement shall be invalid, inoperative or unenforceable, it shall be as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision was reformed so that it would be valid operative and enforceable to the maximum extent permitted.

13.11                   Section Headings and Language.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been drafted and executed in the English language. In the event of any ambiguity between the English language version and any translation into any other language, the meaning and intent contained in the English language version shall prevail.

13.12                   Force Majeure.  In the event that either party is unable to perform any of its obligations under this Agreement because of a natural disaster, actions or decrees of governmental bodies, communication line failure, or other similar external events such party shall immediately give notice to the other and shall make commercially reasonable efforts to resume performance. A party’s obligations under this Agreement shall be suspended during the duration of any such event, but in no event for more than thirty (30) days.

13.13                   Non-Solicitation.  During the Term of this Agreement and for a period of eighteen (18) months thereafter:

(a)           Reseller shall not either itself, or on behalf of or through any third party, directly or indirectly, solicit, entice, or persuade, or attempt to solicit, entice or persuade any employee of

StreamServe to leave the service of StreamServe, or to directly provide to Reseller any services within the scope of services offered by Reseller; and

(b)          StreamServe shall not either itself, or on behalf of or through any third party, directly or indirectly solicit, entice, or persuade or attempt to solicit, entice or persuade any employee of Reseller to leave the service of Reseller, or to directly provide to StreamServe ant services within the scope of services offered to StreamServe.

If any part of this Section 13.13 should be determined by a court of competent jurisdiction to be unreasonable in duration, or scope, then this Section 13.13 is intended to and shall extend only for such period of time and with respect to such activity as is determined to be reasonable.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their respective duly authorized representatives, as set forth below.

STREAMSERVE, INC		RESELLER

By:	/s/ Hans Otterling	By:	/s/ Johan Berg
Name:	Hans Otterling	Name:	Johan Berg
Title:	CEO	Title:	CTO

By:		By:	/s/ Niklas Bjorkqvist
Name:		Name:	Niklas Bjorkqvist
Title:		Title:	Chief Legal Counsel